SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
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☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
BANCORP RHODE ISLAND, INC.
(Name of Registrant as Specified in its Charter)
Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Daniel J. Mullane
John W. Palmer

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Filed by PL Capital Group
     Attached is a copy of a presentation that is to be made to certain investors of Bancorp Rhode Island, Inc. ("Bancorp Rhode Island'') by the PL Capital Group. A copy of the presentation follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.
Important Information
     PL Capital Group has filed a definitive proxy statement and other proxy materials with the Securities and Exchange Commission (the “SEC”) in connection with the nomination of Daniel J. Mullane, Richard J. Lashley and John W. Palmer (the “PL Capital Nominees”) to serve as directors of Bancorp Rhode Island, Inc. The definitive proxy statement has been sent to shareholders of Bancorp Rhode Island seeking their support of the PL Capital Nominees at Bancorp Rhode Island’s 2008 Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and proxy card because they contain important information about PL Capital Group, the PL Capital Nominees, Bancorp Rhode Island and related matters. Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by PL Capital Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group.
Participants in Solicitation
     PL Capital Group consists of the following persons who will be participants in the solicitation from Bancorp Rhode Island, Inc.’s shareholders of proxies in favor of the PL Capital Nominees: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; John W. Palmer and Daniel J. Mullane. Such participants may have interests in the solicitation, including as a result of holding shares of Bancorp Rhode Island common stock. Information regarding the participants and their interests is contained in the definitive proxy statement filed by PL Capital Group with the SEC in connection with Bancorp Rhode Island’s 2008 Annual Meeting of Shareholders.

PRESENTATION TO SHAREHOLDERS OF BANCORP RI IN CONNECTION WITH THE PL CAPITAL GROUP'S PROXY CONTEST PL Capital, LLC March 20, 2008

Why Are We Seeking Board Representation at Bancorp RI? 2

PL Capital LLC 3 John Palmer & Rich Lashley General Partners 25 yrs Experienc e Each Formed PL Capital in 1995 CPAs (KPMG) M&A Advisors to Banks/Thrif ts Board Experienc e Sharehold er Activists 1983 to present 1983 to 1995 1990 to 1998 1995 to present

PL Capital LLC PL Capital is an investment firm focused solely on banks/thrifts PL Capital has a history of advocating for shareholders Where needed we engage in proxy contests to improve financial performance and enhance/maximize shareholder value We think Bancorp RI needs shareholder activism to improve financial performance and enhance/maximize shareholder value PL Capital is Bancorp RI's largest outside shareholder 4

Our Agenda Obtain three board seats at upcoming Annual Meeting (May 21, 2008) Encourage board and management to examine ways to improve financial performance Encourage board to examine morale of employees and officers Are changes in senior management needed to improve employee morale, customer service and financial performance? Actively examine strategic alternatives and pursue such alternatives if advisable. 5

Why are We Seeking Board Representation? We have concerns about BancorpRI's performance: Bancorp RI's 2007 performance was arguably the second worst year in its history (based upon ROA, ROE, efficiency ratio and other measures) Bancorp RI's total assets and total deposits declined in 2007 Bancorp RI's financial metrics consistently trail its peers Given Bancorp RI's market share and big bank competition, BARI should have much stronger financial performance The Board should honestly evaluate then possibly replace members of the senior management team The Board should actively explore strategic alternatives and pursue such alternatives if advisable. 6

Bancorp RI's 2007 Financial Performance Was Again Subpar 7 BANCORP RI (BARI) RETURN ON EQUITY (ROE) (for the years ended December 31,): Source: SNL Securities

8 BANCORPRI (BARI) RETURN ON ASSETS (ROA) (for the years ended December 31,): Bancorp RI's 2007 Financial Performance Was Again Subpar Source: SNL Securities

Bancorp RI's 2007 Financial Performance Was Again Subpar BANCORP RI (BARI) EFFICIENCY RATIO (for the years ended December 31,): 9 Source: SNL Securities

Bancorp RI's 2007 Financial Performance Was Again Subpar BANCORP RI (BARI) NET INTEREST MARGIN (NIM) (for the years ended December 31,): 10 Source: SNL Securities

Bancorp RI's 2007 Performance Was Again Subpar BANCORP RI (BARI) EARNINGS PER SHARE (EPS) (for the years ended December 31,): 11

BancorpRI Again Trails its Peers BancorpRI Again Trails its Peers BancorpRI Again Trails its Peers 12

Bancorp RI Again Trails its Peers BANCORP RI vs. PEER COMMERCIAL BANKS WITH $1.0 TO $5.0 BILLION IN TOTAL ASSETS (1998-2007): BANCORP RI (BARI) vs. PEER COMMERCIAL BANKS RETURN ON EQUITY (ROE) (for the years ended December 31,): 13 Source: SNL Securities

Bancorp RI Again Trails its Peers BANCORP RI (BARI) vs. PEER COMMERCIAL BANKS RETURN ON ASSETS (ROA) (for the years ended December 31,): 14 Source: SNL Securities

Bancorp RI Again Trails its Peers BANCORP RI (BARI) vs. PEER COMMERCIAL BANKS EFFICIENCY RATIO (for the years ended December 31,): 15 Source: SNL Securities

Bancorp RI Again Trails its Peers BANCORP RI (BARI) vs. PEER COMMERCIAL BANKS: NET INTEREST MARGIN (NIM) (for the years ended December 31,): 16 Source: SNL Securities

Bancorp RI Trails Peers Such as Washington Trust Bancorp (Symbol: WASH) 17 BANCORP RI (BARI) vs. WASHINGTON TRUST (WASH) RETURN ON EQUITY (ROE) (for the years ended December 31,): BANCORP RI (BARI) vs. WASHINGTON TRUST (WASH) RETURN ON ASSETS (ROA) Source: SNL Securities

Bancorp RI Trails Peers Such as Washington Trust Bancorp (Symbol: WASH) 18 BANCORP RI (BARI) vs. WASHINGTON TRUST (WASH) EFFICIENCY RATIO (for the years ended December 31,): BANCORP RI (BARI) vs. WASHINGTON TRUST (WASH) NET INTEREST MARGIN (NIM) (for the years ended December 31,): Source: SNL Securities

Bancorp RI Trails Peers Such as Washington Trust Bancorp (Symbol: WASH) 19 BANCORP RI (BARI) vs. WASHINGTON TRUST (WASH) EARNINGS PER SHARE (EPS) (for the years ended December 31,): Source: SNL Securities

Results Are Not Going to Materially Improve in 2008 During the Q4 2007 EPS conference call Bancorp RI projected 2008 EPS would be $1.94 to $1.99 The current street estimate for 2008 is $1.93 We applaud the apparent lack of loan loss provisions implied in this forecast but: Even if they hit this number, it is still approximately a 8% ROE, a minimal improvement from 2007 20

Results Won't Improve Materially in 2008+ Unless Bancorp RI Reduces its Efficiency Ratio We have repeatedly implored management to reduce its efficiency ratio to below 60% from its current level of low 70%'s CEO Sherman has consistently claimed that it is "unrealistic" to get below 60% We fail to understand why Bancorp RI cannot do this when peer banks have averaged between 58%-61% and many high performers operate in the low 50%'s 21

Results Won't Improve Materially in 2008+ Unless Bancorp RI Reduces its Efficiency Ratio CEO Sherman claims that its unrealistic to get efficiency ratio to 55- 60% Perhaps her compensation is part of the problem: 22 BANCORP RI (BARI) CEO MERRILL SHERMAN'S TOTAL COMPENSATION and BANCORP RI'S EFFICIENCY RATIO (for the years ended December 31,): Source: SNL Securities

BancorpRI's Stock Has Performed Well But Mostly Due to PE Ratio Expansion Not EPS Growth BancorpRI Stock Price/LTM EPS December 31, 2000 through February 29, 2008 23 Source: SNL Securities

What Happens if Bancorp RI Loses its Proxy Contest/Takeover Premium? 24 =17x 2008 Estimated EPS of $1.93

Bancorp RI's Franchise is Valuable Bancorp RI has a valuable franchise Given the financial performance , we believe a sale will maximize shareholder value vs. remaining independent There are several potential acquirers, although we believe the company missed the optimal time to sell in 2007 before the credit crunch Waiting likely further decreased the number of logical acquirers because: Chittenden sold to PBCT Sovereign is now internally focused TD BankNorth is now internally focused Other potential acquirers' currencies are depressed Eastern Bank announced the acquisition of MASSBANK We believe the board should actively explore strategic alternatives before additional attractive opportunities are lost 25

BancorpRI Deposit Market Share in Rhode Island is Valuable 26 Publicly Traded RI Based Independent Institutions Source: WWW.FDIC.GOV

Change is Needed Management's prior efforts have resulted in minor payoffs in performance-will simply waiting even longer change anything? Management's 2008 guidance evidences minimal improvement We believe employee and officer morale is poor due to tone at the top The economy and credit are likely to get worse, not better 27

We Need the Support of Our Fellow Shareholders Given the company's stock based plans and insider ownership, we need significant support from fellow shareholders to win We are seeking only three outside directors out of fifteen We believe our presence in the board room will provide productive pressure on management and the board to improve performance and pursue strategic alternatives If you want a shareholder focused assessment of management/operations and review of all strategic alternatives you should support our effort Where does the stock price go if we lose the contest? 28

Our Candidates Appendix 1 29

Who Are the PL Capital Group Candidates? MR. DANIEL J. MULLANE Mr. Mullane was formerly the Chairman, CEO and President of The Advest Group, Inc. ("Advest") from 2004 to 2006. Advest was a NYSE member firm with regional brokerage and trust banking operations (Advest Bank & Trust Co.) throughout New England and other regions. Prior to becoming Chairman and CEO, he was the: (1) President (2003) of Advest, (2) President of the Advest Private Client Group (2001-2002), (3) Head of the Advest Private Client Group (1999-2001), (4) New England Division Manager and Head of Boston Office (1992-1999), and (5) Vice President Branch Development and Co-Head Retirement Plans (1991-1992). Prior to joining Advest in 1991, he was President of National Capital Investment Partners (1990-1991) and a Financial Consultant and Branch Manager at Shearson Lehman American Express (1984-1990). Since leaving Advest, Mr. Mullane has been involved in a number of civic and charitable organizations and various private investment opportunities, including serving on the Connecticut Business and Industry Association board of directors (2004 to the present), the Greater Hartford Area Economic Development Council board of directors (2002-2007), the Boy Scouts of American Connecticut Rivers (Council President), the Outward Bound Professional Program (instructor and advisor) and the Dana Farber Children's Cancer Institute 406 Club (member). Mr. Mullane attended Lehigh University, has a B.A. in Management from Charter Oak State College and completed several graduate level programs and executive Master's programs at Harvard University and MIT/Sloan School of Business. He is licensed in numerous capacities including NASD Series 7-Sales, Series 3-Futures and Commodities, Series 8-Sales Supervisory, Series 65-Investment Management, Series 63-Blue Sky state registrations and Series 24-General Securities Principal. Mr. Mullane is 55 years old, is married, has 3 children and resides in Tiverton, Rhode Island. He is the beneficial owner of 1,000 shares. 30

Who Are the PL Capital Group Candidates? MR. RICHARD J. LASHLEY Mr. Lashley is the co-founder of PL Capital LLC, an investment firm specializing in the banking industry. PL Capital focuses on publicly traded banks and thrifts with market capitalizations ranging from $50 million to $5 billion. PL Capital has expertise in using shareholder activism to improve the performance or change the strategic direction of the banks or thrifts that it invests in. Prior to co-founding PL Capital in 1996, Mr. Lashley worked at KPMG Peat Marwick from 1984 to 1996. While at KPMG, Mr. Lashley specialized in providing professional accounting and consulting services to numerous thrifts, banks and mortgage companies nationwide. In 1991, he was selected as the Assistant to the National Industry Director of KPMG's National Banking and Finance practice. In 1993, Mr. Lashley was promoted to the position of Director, KPMG Financial Services - Capital Strategies Group, a national practice providing merger and acquisition advisory services to thrifts, banks, mortgage companies and other financial services companies. In this capacity, Mr. Lashley developed expertise in financial industry mergers and acquisitions, thrift mutual to stock conversions, valuation, capital restructurings, strategic planning and asset purchases and divestitures. From 1992 to 1998, Mr. Lashley served as a financial advisor in numerous bank mergers, aggregating over $1.0 billion in transaction value. Mr. Lashley has previously served as the Assistant to the Chairman of the American Institute of Certified Public Accountants (AICPA) Savings Institutions Committee in Washington, D.C. and as a member of the AICPA Ad Hoc Committee on the Federal Deposit Insurance Corporation Improvement Act. He has extensive experience working with the Office of Thrift Supervision, Federal Deposit Insurance Corporation, Securities and Exchange Commission and other regulatory agencies on a national and regional level. Mr. Lashley has spoken at numerous national and regional banking industry conferences and seminars sponsored by groups such as the Financial Managers Society, AICPA, Savings and Community Bankers Association, Bank Administration Institute, Bank Director Magazine and other banking industry groups. Mr. Lashley was formerly a member of the Board of Directors of Haven Bancorp, Inc., a publicly-traded $3.0 billion in assets thrift located in New York and the Advisory Board of New York Community Bancorp, the acquirer of Haven Bancorp. He has also formerly served as a director of: (1) Security Financial Bancorp, Inc., a publicly-traded $200 million in assets thrift located in St. John, Indiana that was sold in 2003, (2) Franklin Bancorp and its wholly owned subsidiary Franklin Bank, NA, a $700 million in assets commercial bank located in Detroit, Michigan that was sold in 2004, (3) Central Bancorp, Inc., a $500 million in assets thrift holding company in Somerville, Massachusetts, and its wholly owned bank subsidiary, Central Co-Operative Bank and (4) an Advisory Member of the Board of Directors of Clever Ideas, Inc., a privately-held specialty finance company located in Chicago, Illinois. Mr. Lashley believes he qualifies as an Audit Committee "financial expert" under the rules promulgated pursuant to the Securities Exchange Act of 1934. Mr. Lashley received a Bachelor of Science Degree in Business Administration from Oswego State University in 1980 and an MBA degree from Rutgers University in 1984. Mr. Lashley graduated with honors at both Oswego State and Rutgers. Mr. Lashley is a Certified Public Accountant in New Jersey (license status inactive). He is the former Chairman of the Oswego State University School of Business Capital Campaign and a current member of the Rutgers University Graduate School of Business Finance Advisory Board. Mr. Lashley, age 49, is married, has two children and resides in Warren New Jersey. He is the beneficial owner of 385,920 shares. 31

Who Are the PL Capital Group Candidates? MR. JOHN W. PALMER Mr. Palmer is the co-founder of PL Capital LLC, an investment firm specializing in the banking industry. PL Capital focuses on publicly traded banks and thrifts with market capitalizations ranging from $50 million to $5 billion. PL Capital has expertise in using shareholder activism to improve the performance or change the strategic direction of the banks or thrifts that it invests in. Prior to co-founding PL Capital in 1996, Mr. Palmer was employed by KPMG from 1983 to 1996. While at KPMG, Mr. Palmer specialized in commercial banking, consumer finance, thrifts, mortgage banking and discount brokerage, serving public and privately held clients ranging in size from $40 million to $25 billion. He has extensive involvement with merger and acquisition transactions, public and private initial offerings, and numerous filings with the SEC and regulatory authorities including offerings to convert mutual thrift organizations to stock form companies. He has advised organizations in strategic decisions regarding acquisition alternatives, mergers of equals and opportunities to enhance or expand existing lines of business. In 1994, Mr. Palmer was promoted to the position of Director, KPMG Financial Services - Capital Strategies Group, a national practice providing merger and acquisition advisory services to thrifts, banks, mortgage companies and other financial services companies. In this capacity, Mr. Palmer developed expertise in financial industry mergers and acquisitions, thrift mutual to stock conversions, valuation, capital restructurings, strategic planning and asset purchases and divestitures. He has been involved in numerous mergers and acquisitions with transaction values of up to $600 million. Mr. Palmer also instructed financial institution classes for KPMG and spoke at numerous national and regional banking industry conferences. Mr. Palmer is the former Chairman of the Board of Directors of Security Financial Bancorp, Inc., a publicly-traded $200 million in assets thrift located in St. John, Indiana that was sold in 2003. Mr. Palmer also previously served as a director of Franklin Bancorp and its wholly owned subsidiary Franklin Bank, NA, a $700 million in assets commercial bank located in Detroit, Michigan where he also served on the audit, compensation, and loan committees of the board. Mr. Palmer also served as Chairman of the strategic planning committee of Franklin Bancorp. He formerly served on the Board of Directors of Clever Ideas, Inc., a privately-held specialty finance company located in Chicago, Illinois from 1998 to 2006. Mr. Palmer is a member of the Board of Directors for the Victory Gardens Theater in Chicago where he has served as President of the Board for the past three and one-half years. In his capacity as President, Mr. Palmer oversaw the purchase of the Biograph Theater and its re-development into a state of the art live performance theater. Mr. Palmer also oversaw the Capital Campaign for the renovation of the theater which raised $11 million. Additionally, he has served as treasurer for the River Run Club, a community swim and tennis club. He previously served as a member of the Founders Society of the Detroit Institute of Arts and as Chairman of the Professional Outreach Program at the art institute and is a past member of the Membership Committee of the Board of Trustees. He is the past secretary and treasurer of the Intermediate's Council for the Detroit Athletic Club. Additionally, he has served as Chairman of the Walsh College Fundraising Drive. Mr. Palmer believes he qualifies as an Audit Committee "financial expert" under the rules promulgated pursuant to the Securities Exchange Act of 1934. Mr. Palmer obtained his Bachelor of Accounting Degree from Walsh College in 1983. He is a licensed (status inactive) Certified Public Accountant in Michigan and Illinois and is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Palmer, age 47, is married, has three children, and resides in Naperville, Illinois. He is the beneficial owner of 386,420 shares. 32

Important Information Important Information PL Capital Group has filed a definitive proxy statement and other proxy materials with the Securities and Exchange Commission (the "SEC") in connection with the nomination of Daniel J. Mullane, Richard J. Lashley and John W. Palmer (the "PL Capital Nominees") to serve as directors of Bancorp Rhode Island, Inc. The definitive proxy statement has been sent to shareholders of Bancorp Rhode Island seeking their support of the PL Capital Nominees at Bancorp Rhode Island's 2008 Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and proxy card because they contain important information about PL Capital Group, the PL Capital Nominees, Bancorp Rhode Island and related matters. Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by PL Capital Group with the SEC at the SEC's web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by PL Capital Group with the SEC may also be obtained free of charge from PL Capital Group. Participants in Solicitation PL Capital Group consists of the following persons who are participants in the solicitation from Bancorp Rhode Island, Inc.'s shareholders of proxies in favor of the PL Capital Nominees: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; John W. Palmer and Daniel J. Mullane. Such participants may have interests in the solicitation, including as a result of holding shares of Bancorp Rhode Island common stock. Information regarding the participants and their interests is contained in the definitive proxy statement filed by PL Capital Group with the SEC in connection with Bancorp Rhode Island's 2008 Annual Meeting of Shareholders. 33